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Exhibit Number 99:

VARIAN TO SELL ELECTRON DEVICES BUSINESS TO LEONARD GREEN & PARTNERS

     Palo Alto, Calif. -- Varian Associates, Inc., and Leonard Green & Partners, L.P., (LGP) today announced that they have reached an agreement under which Varian will sell its Electron Devices business to LGP on behalf of its equity fund, Green Equity Investors II, L.P., for approximately $200 million in cash, plus the assumption of certain liabilities.

     The companies said the transaction is subject to certain customary conditions and the arrangement of financing, and added that they anticipate closing the sale within approximately 90 days.


     Varian is a diversified, $1.6 billion electronics manufacturer with core businesses in health care systems, semiconductor manufacturing equipment, and analytical instruments, in addition to the operations being sold. LGP is a

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private merchant banking firm based in Los Angeles that specializes in organizing, structuring, and sponsoring management buyouts of established companies.

     Varian had announced that it would seek a buyer for the Electron Devices business last fall (10/20/94). With net assets of approximately $120 million and 1994 sales of about $250 million, the operations being sold rank as the smallest of the company's four major businesses. Varian's other businesses are not involved in the sale.

     The units being sold are located in Palo Alto, San Carlos, and Santa Clara, California; Beverly, Massachusetts; and Georgetown, Ontario, Canada. They employ approximately 1,700 persons involved in the production and sale of vacuum tubes, power supplies, amplifiers, and other products, largely for the communications, medical, and defense markets.

     J. Tracy O'Rourke, Varian's chairman and chief executive, said that the sale of the Electron Devices units allows the company to exit what is largely a components business and concentrate on its faster growing equipment operations. He added that he continues to expect that most of the proceeds from the sale will be used to repurchase shares of Varian stock.

     LGP said it would change the name of the operations being acquired to Communications & Power Industries. "The acquisition of Communications & Power Industries is an exciting opportunity for our investors," said Leonard Green. "It is a profitable, well-run enterprise with a record of innovation and leadership in its markets. In recent years its management has successfully


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instilled a commitment to quality and customer service, and we are looking forward to working with the executive team to identify new markets and opportunities for growth."

     On completion of the sale, Al D. Wilunowski, Varian executive vice president and head of the Electron Devices business, will become Chief Executive Officer of Communications & Power Industries.

     "Our acquisition by Leonard Green & Partners creates an excellent opportunity for the management and employees of these operations," said Wilunowski. "As a stand-alone company with a more entrepreneurial environment and an intense focus on our specific business units, we are in a good position to build on the tradition of excellence and industry leadership we achieved as part of Varian. LGP has assured us of their commitment to our strategic plan for growth and to the resources needed to achieve those goals."

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